As filed with the Securities and Exchange Commission on August 10, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Endeavour International Corporation

(Exact name of registrant as specified in its charter)

Nevada	88-0448389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

811 Main Street, Suite 2100

Houston, Texas 77002

(713) 307-8700

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Endeavour International Corporation 2010 Stock Incentive Plan

(Full title of the plan)

J. Michael Kirksey

811 Main Street, Suite 2100

Houston, Texas 77002

(713) 307-8700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

T. Mark Kelly

Alan P. Baden

Vinson & Elkins L.L.P.

First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(3)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value	1,950,000 shares	$8.47	$16,516,500	$1,892.79

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock as may become issuable pursuant to the antidilution provisions of the 2010 Stock Incentive Plan, as amended.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The price for 1,950,000 shares being registered hereby is based on a price of $8.47, which is the average of the high and low prices of our common stock as reported by the NYSE on August 9, 2012.
(3)	This registration statement registers an additional 1,950,000 shares issuable under the Plan. We previously registered 1,142,857 shares issuable under the Plan under a Registration Statement on Form S-8 (File No. 333-169851).

EXPLANATORY NOTE

Endeavour International Corporation, a Nevada corporation (the “Registrant” or “Company”) is filing this registration statement on Form S-8 (this “Registration Statement”) pursuant to General Instruction E of Form S-8 to register the offer and sale of additional common stock that may be issued under the Company’s 2010 Stock Incentive Plan, as amended (the “Plan”) as a result of the adoption of an amendment of the Plan that increased the number of common stock available under the Plan by 1,950,000 shares, as approved by the Company’s shareholders on May 24, 2012. Except as otherwise set forth below, the contents of the registration statement on Form S-8 (File No. 333-169851) relating to the Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on October 8, 2010, are incorporated by reference into this Registration Statement as permitted by General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Endeavour International Corporation will send or give to all participants in the Endeavour International Corporation 2010 Stock Incentive Plan, as amended, the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant has not filed such document(s) with the SEC, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents, which have been previously filed by us with the SEC under the Exchange Act, are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 8, 2012;

•	our Proxy Statement for our 2012 Annual Meeting of Stockholders, filed with the SEC on April 13, 2012;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on May 9, 2012;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, filed with the SEC on August 8, 2012;

•

our Current Reports on Form 8-K and Form 8-K/A filed on January 20, 2012, February 1, 2012 (two reports), February 17, 2012, February 29, 2012, April 13, 2012, April 18, 2012, May 25, 2012, May 29, 2012, May 30, 2012, June 6, 2012, June 8, 2012, June 13, 2012, June 18, 2012, June 25, 2012 and August 2, 2012 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•

the description of our common stock contained in our registration statement on Form 8-A, filed on March 14, 2011, including any other amendments or reports filed for the purpose of updating such description.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.02) of any such Current Report on Form 8-K) subsequent to the filing date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of each such document.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Our Articles of Incorporation provide that no officer or director of the Company will be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, other than (1) for acts or omissions that involve intentional misconduct, fraud or knowing violations of law or (2) the unlawful payment of a distribution. In addition, our articles of incorporation and bylaws provide that the Company will indemnify its officers and directors and advance related costs and expenses incurred by our officers and directors to the fullest extent permitted by Nevada law. In addition, the Company may also enter into agreements with any officer or director and may obtain insurance indemnifying officers and directors against certain liabilities incurred by them.

NRS Section 78.138 provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

NRS Section 78.7502 permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

NRS Section 78.751 permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation. NRS 78.751 further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise. NRS 78.752 provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Unless otherwise indicated below as being incorporated by reference to another filing of ours with the Commission, each of the following exhibits is filed herewith:

4.1 (a)	—	Warrants to Purchase Common Stock issued to Trident Growth Fund, LP dated July 29, 2003 (warrant # 2003-3) (Incorporated by reference to Exhibit 4.7 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).

4.1 (b)	—	First Amendment to Warrants to Purchase Common Stock dated February 26, 2004 (warrant # 2003-3) (Incorporated by reference to Exhibit 4.7 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).

4.2(a)	—

Warrants to Purchase Common Stock issued to Gemini Capital, L.P. (Warrant #2002-1) (Incorporated by reference to Exhibit 4.6 of our Quarterly Report on Form 10-QSB (Commission File No. 000-33439) for the Quarter Ended

June 30, 2002).

4.2(b)	—	First Amendment to Warrants to Purchase Common Stock dated July 29, 2003 (Warrant # 2002-1) (Incorporated by reference to Exhibit 4.5 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).

4.2(c)	—	Second Amendment to Warrants to Purchase Common Stock dated February 26, 2004 (Warrant # 2002-1) (Incorporated by reference to Exhibit 4.5 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).

4.3	—	Registration Rights Agreement dated January 24, 2008 by and between Endeavour International Corporation and Smedvig QIF Plc (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 24, 2008).

4.4(a)	—	Trust Deed dated January 24, 2008 by and among Endeavour International Corporation, Endeavour Energy Luxembourg S.a.r.l. and BNY Corporate Trustee Services Limited, as trustee (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 24, 2008).

4.4(b)	—	Amendment Deed dated March 11, 2011, to Trust Deed dated January 24, 2008 by and among Endeavour International Corporation, Endeavour Energy Luxembourg S.a.r.l. and BNY Corporate Trustee Services Limited, as trustee (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on March 14, 2011).

4.5	—	Indenture dated as of July 22, 2011 among Endeavour International Corporation, the Guarantors named therein and Well Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on July 22, 2011).

4.6	—	Form of 5.5% Rule 144A Global Note, dated July 22, 2011 (included in Exhibit 4.5).

4.7	—	First Priority Indenture, dated February 23, 2012, among Endeavour International Corporation, the subsidiary guarantors party thereto, and Wells Fargo Bank, National Association, as trustee and collateral agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on February 29, 2012).

4.8	—	Form of First Priority 12% Senior Notes due 2018 (included in Exhibit 4.7).

4.9	—	Second Priority Indenture, dated February 23, 2012, among Endeavour International Corporation, the subsidiary guarantors party thereto, Wilmington Trust, National Association, as trustee and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on February 29, 2012).

4.10	—	Form of Second Priority 12% Senior Notes due 2018 (included in Exhibit 4.9).

5.1*	—	Opinion of Woodburn and Wedge regarding the legality of the securities.

23.1*	—	Consent of Independent Registered Public Accounting Firm KPMG LLP.

23.2*	—	Consent of Independent Auditor Ernst & Young LLP.

23.3*	—	Consent of Netherland, Sewell & Associates, Inc.

23.4*	—	Consent of Woodburn and Wedge (contained in Exhibit 5.1).

24.1*	—	Powers of Attorney (included on the signature pages to this registration statement).

*	Filed herewith.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 10 day of August, 2012.

Endeavour International Corporation

By:	/s/ Robert L. Thompson
Robert L. Thompson
Senior Vice President & Chief Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Michael Kirksey and Robert L. Thompson, and each of them severally his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 10th day of August 2012.

Signature	Title

/s/ William L. Transier William L. Transier	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ J. Michael Kirksey J. Michael Kirksey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Robert L. Thompson Robert L. Thompson	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ John N. Seitz John N. Seitz	Vice Chairman

/s/ John B. Connally, III John B. Connally, III	Director

/s/ Sheldon R. Erikson Sheldon R. Erikson	Director

/s/ Charles J. Hue Williams Charles J. Hue Williams	Director

/s/ Leiv L. Nergaard Leiv L. Nergaard	Director

/s/ Nancy K. Quinn Nancy K. Quinn	Director

Index to Exhibits

4.1 (a)	—	Warrants to Purchase Common Stock issued to Trident Growth Fund, LP dated July 29, 2003 (warrant # 2003-3) (Incorporated by reference to Exhibit 4.7 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).

4.1 (b)	—	First Amendment to Warrants to Purchase Common Stock dated February 26, 2004 (warrant # 2003-3) (Incorporated by reference to Exhibit 4.7 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).

4.2(a)	—

Warrants to Purchase Common Stock issued to Gemini Capital, L.P. (Warrant #2002-1) (Incorporated by reference to Exhibit 4.6 of our Quarterly Report on Form 10-QSB (Commission File No. 000-33439) for the Quarter Ended

June 30, 2002).

4.2(b)	—	First Amendment to Warrants to Purchase Common Stock dated July 29, 2003 (Warrant # 2002-1) (Incorporated by reference to Exhibit 4.5 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).

4.2(c)	—	Second Amendment to Warrants to Purchase Common Stock dated February 26, 2004 (Warrant # 2002-1) (Incorporated by reference to Exhibit 4.5 of our Annual Report on Form 10-KSB (Commission File No. 000-33439) for the year ended December 31, 2003).

4.3	—	Registration Rights Agreement dated January 24, 2008 by and between Endeavour International Corporation and Smedvig QIF Plc (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 24, 2008).

4.4(a)	—	Trust Deed dated January 24, 2008 by and among Endeavour International Corporation, Endeavour Energy Luxembourg S.a.r.l. and BNY Corporate Trustee Services Limited, as trustee (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on January 24, 2008).

4.4(b)	—	Amendment Deed dated March 11, 2011, to Trust Deed dated January 24, 2008 by and among Endeavour International Corporation, Endeavour Energy Luxembourg S.a.r.l. and BNY Corporate Trustee Services Limited, as trustee (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on March 14, 2011).

4.5	—	Indenture dated as of July 22, 2011 among Endeavour International Corporation, the Guarantors named therein and Well Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on July 22, 2011).

4.6	—	Form of 5.5% Rule 144A Global Note, dated July 22, 2011 (included in Exhibit 4.5).

4.7	—	First Priority Indenture, dated February 23, 2012, among Endeavour International Corporation, the subsidiary guarantors party thereto, and Wells Fargo Bank, National Association, as trustee and collateral agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on February 29, 2012).

4.8	—	Form of First Priority 12% Senior Notes due 2018 (included in Exhibit 4.7).

4.9	—	Second Priority Indenture, dated February 23, 2012, among Endeavour International Corporation, the subsidiary guarantors party thereto, Wilmington Trust, National Association, as trustee and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K (Commission File No. 001-32212) filed on February 29, 2012).

4.10	—	Form of Second Priority 12% Senior Notes due 2018 (included in Exhibit 4.9).

5.1*	—	Opinion of Woodburn and Wedge regarding the legality of the securities.

23.1*	—	Consent of Independent Registered Public Accounting Firm KPMG LLP.

23.2*	—	Consent of Independent Auditor Ernst & Young LLP.

23.3*	—	Consent of Netherland, Sewell & Associates, Inc.

23.4*	—	Consent of Woodburn and Wedge (contained in Exhibit 5.1).

24.1*	—	Powers of Attorney (included on the signature pages to this registration statement).

*	Filed herewith.